Exhibit (d)(4)

ASAHI KASEI CORPORATION

1-105 Kanda Jinbocho, Chiyoda-ku,

Tokyo 101-8101, Japan

Phone: +81-(0)3-3296-3018

Fax: +81-(0)3-3296-3070

URL: www.asahi-kasei.co.jp

March 29, 2012

Mr. Richard A. Packer

9 Kendall Drive

Westborough, MA 01581

Dear Mr. Packer:

You have requested a waiver from the Tender and Voting Agreement dated as of March 12, 2012 between the undersigned and you (the “Tender Agreement”) to permit you to donate to a directed charitable gift fund account at Fidelity Charitable Gift Fund (the “Charitable Fund”) up to 50,000 shares of the Common Stock of ZOLL Medical Corporation owned by you (the “Shares”). This waiver will render the terms of the Tender Agreement inapplicable with respect to the Shares. The undersigned is in receipt of a letter dated March 29, 2012 from the Charitable Fund to Asahi Kasei Corporation informing it that the Charitable Fund will promptly tender in the Offer (as defined in the Tender Agreement) all Shares donated by you.

The undersigned hereby grant a waiver from the terms of the Tender Agreement to permit you to donate such Shares to the Charitable Fund as described above.

Asahi Kasei Corporation

By:	/s/ Taketsugu Fujiwara
Name: Mr. Taketsugu Fujiwara
Title: President and Representative Director

Asahi Kasei Holdings US, Inc.

By:	/s/ Hideo Hikami
Name: Mr. Hideo Hikami
Title: President

Asclepius Subsidiary Corporation

By:	/s/ Hideo Hikami
Name: Mr. Hideo Hikami
Title: President